EXHIBIT 99.1

Quanex Announces Promotion of Mark A. Marcucci to Vice President Quanex

HOUSTON, June 6, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), announced today that Mark A. Marcucci was appointed Vice President -- Quanex Corporation and remains President of MACSTEEL. Mr. Marcucci continues to report directly to Mr. Raymond A. Jean, Chairman and Chief Executive Officer of Quanex.

"Mark has played an important role in shaping MACSTEEL's strategy and development over the last several years," said Ray Jean. "His depth of steel making experience, intimate knowledge of MACSTEEL's capabilities, and exemplary leadership skills will help take MACSTEEL to the next level of growth and performance."

Mr. Marcucci has over 30 years experience in the metals industry and began his career at MACSTEEL in 1991. He is a graduate of Youngstown State University, with a Bachelor of Science Degree in Material Science.

Corporate Profile

Quanex is a $2 billion industry-leading manufacturer of value-added engineered materials and components serving the vehicular products and building products markets. Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's websites at www.quanex.com and www.macsteel.com.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2005) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            (713) 877-5327
          Valerie Calvert
            (713) 877-5305